SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2016

ALERIS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-185443	27-1539594
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25825 Science Park Drive, Suite 400, Cleveland, Ohio 44122

(Address of Principal Executive Offices, including Zip Code)

(216) 910-3400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Tender Offer

On April 4, 2016, Aleris International, Inc. (the “Company”), a wholly owned subsidiary of Aleris Corporation, issued a press release announcing that holders of approximately $273,162,000 aggregate principal amount (representing approximately 62.8%) of the Company’s 7 5⁄8% Senior Notes due 2018 (the “2018 Notes”) validly tendered (and did not validly withdraw) their 2018 Notes prior to 5:00 p.m., New York City time, on April 1, 2016 (the “Early Tender Deadline”) pursuant to the Company’s previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 2018 Notes. The Company has elected to exercise the Early Settlement Election described in the Offer to Purchase, dated March 21, 2016, relating to the Tender Offer. Pursuant to the terms of the Tender Offer, on April 4, 2016 (the “Early Settlement Date”), the Company accepted for payment, and paid for, all 2018 Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline. A copy of the press release is set forth as Exhibit 99.1 to this Report and is incorporated herein by reference.

The Tender Offer will expire at 12:00 midnight, New York City time, at the end of the day on April 15, 2016, unless extended (such date and time, as the same may be extended in the Company’s sole discretion, the “Expiration Date”). The Company currently expects the Tender Offer to be settled on April 18, 2016. Holders may not validly withdraw any validly tendered 2018 Notes, except in limited circumstances where the Company determines additional rights are required by law.

Notes Offering

On April 4, 2016, the Company issued a press release announcing that it closed a private offering (the “Notes Offering”) of $550 million aggregate principal amount of 9.50% senior secured notes due 2021 (the “2021 Notes”). A copy of the press release is set forth as Exhibit 99.2 to this Report and is incorporated herein by reference.

Redemption and Satisfaction and Discharge

As previously disclosed in a Report dated March 21, 2016, the Company directed that U.S. Bank National Association, as trustee (the Trustee”), under the indenture governing the 2018 Notes (as supplemented to date, the “2018 Indenture”), give notice of the Company’s intent in accordance with the 2018 Indenture, to redeem on April 20, 2016 (such date, including as it may be delayed, the “Redemption Date”) in full the aggregate principal amount of the 2018 Notes that remain outstanding after the Expiration Date of the Tender Offer and the Company’s acceptance for payment of, and payment for, 2018 Notes that were validly tendered and not withdrawn in the Tender Offer, at a redemption price of 101.906% (the “Redemption Price”) of the outstanding aggregate principal amount of the 2018 Notes to be redeemed, plus accrued and unpaid interest to the Redemption Date.

The redemption of the 2018 Notes and the payment of the Redemption Price, plus accrued and unpaid interest to the Redemption Date, on the Redemption Date were conditioned upon the Company having completed a debt financing on terms and conditions satisfactory to the Company yielding sufficient net cash proceeds, together with up to $12.0 million of cash on hand, to fund the maximum consideration payable for the valid tender of all currently outstanding 2018 Notes, plus accrued interest, pursuant to the Tender Offer, after giving effect to the payment of all discounts, fees and expenses incurred in connection with the debt financing and the Tender Offer (collectively, the “Redemption Condition”). On April 4, 2016, the Company completed the Notes Offering and accordingly the Redemption Condition has been satisfied.

In addition, on April 4, 2016, the Company deposited sufficient funds in trust with the Trustee to satisfy and discharge the 2018 Notes and the 2018 Indenture. The Company has instructed the Trustee to apply the deposited funds to redeem in full the aggregate principal amount of the 2018 Notes that remain outstanding after the Expiration Date of the Tender Offer on the Redemption Date. As a result, the 2018 Notes and the 2018 Indenture have been satisfied and discharged in accordance with their terms. Notwithstanding the satisfaction and discharge of the 2018 Notes and the 2018 Indenture, certain customary provisions of the Indenture, including those relating to the compensation and indemnification of the Trustee and the application of trust money, will survive.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated April 4, 2016.

99.2	Press release dated April 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALERIS CORPORATION

Date: April 4, 2016	By:	/s/ Eric M. Rychel
	Name:	Eric M. Rychel
	Title:	Executive Vice President, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 4, 2016.

99.2	Press release dated April 4, 2016.